Exhibit 99.1

ParkerVision Reports 2020 Results

JACKSONVILLE, Fla., March 31, 2021 – ParkerVision, Inc. (OTCQB: PRKR) (“ParkerVision”), a developer and marketer of technologies and products for wireless applications, today announced results for the year ended December 31, 2020.

Year End 2020 and Recent Developments

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The district court in the Western District of Texas issued a favorable Markman ruling in ParkerVision’s infringement case against Intel scheduled for trial in early February 2022.
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ParkerVision has filed infringement actions against TCL, Hisense, Zyxel and Buffalo in the same court.
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The district court in the Middle District of Florida, Orlando Division, issued an order that it will reschedule the jury trial against Qualcomm previously scheduled to commence in July 2021. Citing backlog due to the pandemic, among other factors, the court has not yet reset the trial date but indicated it is unlikely to be prior to November or December 2021.
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ParkerVision is seeking $1.3 billion in damages, excluding any interest or enhanced damages for willful infringement that the court may award.
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ParkerVision received an aggregate of $5.6 million in proceeds in the first quarter of 2021 from the sale of debt and equity securities and the exercise of outstanding warrants and options.
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$3 million of recent proceeds was used to settle outstanding fees with one of the Company’s litigation firms, including a significant reduction in future success fees owed to that firm.

Jeffrey Parker, Chairman and Chief Executive Officer, commented, “We are starting 2021 in a much improved liquidity position due, in large part, to the continued support of an investor base that shares our vision for the future. Although our 2020 results reflect a few significant non-cash items, our cash operating costs are comparable to the prior year.”

Mr. Parker continued, “We are happy to put 2020 in the rear-view mirror, although the effects of the pandemic continue to carry over into 2021, as evidenced by the rescheduling of the jury trial in our Qualcomm case. The infringement of our technologies by Qualcomm and others for over a decade has adversely affected our ability to support ongoing innovation -- the foundation on which this company was built. We remain confident that our patent enforcement and licensing efforts will soon result in new licensees for our technologies, and we look forward to the day that we can return to a focus on innovation. U.S. leadership in innovation is ultimately our strongest national asset as we face ever-tougher competition from abroad. In addition to the technologies that we are fighting to monetize by enforcing our patents, ParkerVision has made significant past investment in the development of new and complementary wireless technologies that we plan to market once we have demonstrated the strength of our patents in court. We look forward to getting back to our real work: U.S.-based innovation that enhances the wireless experience for everyone.”

2020 Financial Results

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Net loss for 2020 was $19.6 million, or $0.42 per common share, compared to a net loss of $9.5 million, or $0.30 per common share for 2019.
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The increase in net loss is due to
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A non-cash charge of $7.2 million representing an increase in the estimated fair value of the Company’s contingent payment obligations
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A non-cash charge of $2.2 million related to modification of existing equity-related agreements
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A $1.3 million increase in litigation expenses primarily related to the Company’s infringement action against Qualcomm and Apple in Jacksonville district court
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The Company used $4.8 million in cash for operations in 2020 and repaid approximately $1.3 million in debt obligations. This use of cash was funded with proceeds from debt and equity transactions.
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The Company ended the year with $1.6 million in cash and cash equivalents and received approximately $5.6 million in proceeds from equity-related transactions in the first quarter of 2021.

About ParkerVision
ParkerVision, Inc. has designed and developed proprietary radio-frequency (RF) technologies that enable advanced wireless solutions for current and next generation wireless communication products. ParkerVision is engaged in a number of patent enforcement actions in the U.S. to protect patented rights that it believes are broadly infringed by others. For more information, please visit www.parkervision.com. (PRKR-I)

Safe Harbor Statement
This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s SEC reports, including the Form 10-K for the year ended December 31, 2020. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

Cindy French
Chief Financial Officer
cfrench@parkervision.com

(TABLES FOLLOW)

ParkerVision, Inc.
Balance Sheet Highlights

	December 31,
(in thousands)	2020	2019
Cash and cash equivalents	$1,627	$57
Prepaid and other current assets	607	622
Property and equipment, net	30	70
Intangible assets & other	2,192	3,177
Total assets	4,456	3,926

Current liabilities	5,989	6,138
Long-term liabilities	42,288	30,885
Shareholders’ deficit	(43,821)	(33,097)
Total liabilities and shareholders’ deficit	$4,456	$3,926

ParkerVision, Inc.
Summary of Results of Operations

	Year Ended
(in thousands, except per share amounts)	December 31
	2020	2019
Product revenue	$-	$74

Product cost of sales	-	(73)
Loss on impairment of inventory	-	(6)

Gross margin	-	(5)

Research and development expenses	-	334
Selling, general and administrative expenses	10,664	7,602
Total operating expenses	10,664	7,936

Interest and other expense	(547)	(418)
Change in fair value of contingent payment obligations	(8,367)	(1,094)
Total interest and other	(8,914)	(1,512)

Net loss before income taxes	(19,578)	(9,453)
Income tax expense	-	-

Net loss	$(19,578)	$(9,453)

Basic and diluted net loss per common share	$(0.42)	$(0.30)

Weighted average shares outstanding	47,019	31,461

ParkerVision, Inc.
Condensed Consolidated Statements of Cash Flows

	Year Ended
(in thousands)	December 31,
	2020	2019
Net cash used in operating activities	$(4,777)	(3,373)
Net cash (used in) provided by investing activities	(1)	7
Net cash provided by financing activities	6,348	1,896
Net increase (decrease) in cash and cash equivalents	1,570	(1,470)
Cash and cash equivalents - beginning of year	57	1,527
Cash and cash equivalents - end of year	$1,627	$57

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